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                                                                      EXHIBIT 15







Texas Utilities Company

We have reviewed in accordance with standards established by the American Institute of Certified Public Accountants the unaudited condensed interim financial information of Texas Utilities Company for the periods ended March 31, 1993 and 1992, June 30, 1993 and 1992, and September 30, 1993 and 1992, as
indicated in our reports dated May 11, 1993, August 11, 1993, and November 10, 1993, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993, and September 30, 1993, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche


February 23, 1994